Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 31, 2026

BY AND AMONG

BOGOTA FINANCIAL, MHC,

BOGOTA FINANCIAL CORP.,

BOGOTA SAVINGS BANK

AND

GSL SAVINGS BANK

Table of Contents

Introductory Statement		1
ARTICLE I Definitions		2
ARTICLE II The Merger		7
2.1	The Merger	7
2.2	Closing	8
2.3	Effective Time	8
2.4	Effect on Outstanding Shares of Bogota Financial Common Stock	9
2.5	Alternative Structure	9
ARTICLE III Representations and Warranties		9
3.1	Disclosure Letters	9
3.2	Representations and Warranties of GSL	10
3.3	Representations and Warranties of Bogota	24
ARTICLE IV Conduct Pending the Merger		34
4.1	Forbearances by GSL	34
4.2	Forbearances by Bogota	37
4.3	Absence of Control	37
ARTICLE V Covenants		38
5.1	Acquisition Proposals	38
5.2	Advise of Changes	39
5.3	Access and Information	39
5.4	Applications; Consents	41
5.5	Anti-takeover Provisions	41
5.6	Additional Agreements	42
5.7	Publicity	42
5.8	GSL Depositors Meeting	42
5.9	GSL Proxy Statement	43
5.10	Notification of Certain Matters	44
5.11	Employee Benefits Matters	44
5.12	Indemnification	47
5.13	New Officer	49
5.14	Advisory Board	49
5.15	Branches	49
5.16	Updated Disclosure Letters	49
ARTICLE VI Conditions to Consummation		50
6.1	Conditions to Each Party’s Obligations	50
6.2	Conditions to the Obligations of Bogota	50
6.3	Conditions to the Obligations of GSL	51
ARTICLE VII Termination		52
7.1	Termination	52
7.2	Termination Fees	53
7.3	Effect of Termination	54
ARTICLE VIII Certain Other Matters		54
8.1	Interpretation	54
8.2	Survival	54

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8.3	Waiver; Amendment	54
8.4	Counterparts	54
8.5	Governing Law	55
8.6	Expenses	55
8.7	Notices	55
8.8	Entire Agreement; etc.	56
8.9	Successors and Assigns; Assignment	56
8.10	Delivery by Facsimile or Electronic Transmission	57
8.11	Severability	57
8.12	No Presumption Against Drafting Party	57
8.13	Confidential Supervisory Information	57

Exhibit A: Form of Voting Agreement

Exhibit B: Form of Bank Merger Agreement

ii

AGREEMENT AND PLAN OF MERGER

This is an Agreement and Plan of Merger, dated as of the 31st day of May, 2026 (the “Agreement”), by and among Bogota Financial, MHC, a New Jersey-chartered mutual holding company (the “MHC”), Bogota Financial Corp., a Maryland-chartered subsidiary holding company (“Bogota Financial”), Bogota Savings Bank, a New Jersey-chartered stock savings bank (“Bogota Savings Bank”) (the MHC, Bogota Financial and Bogota Savings Bank being collectively referred to as “Bogota”), and GSL Savings Bank, a New Jersey-chartered mutual savings bank (“GSL”).

Introductory Statement

The MHC is a New Jersey-chartered mutual holding company that is registered as a bank holding company (“BHC”) with the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) with its principal office located at 819 Teaneck Road, Teaneck, New Jersey. The MHC owns approximately 68% of the outstanding common stock of Bogota Financial, a Maryland-chartered subsidiary holding company registered as a BHC with the Federal Reserve Board with its principal offices located at 819 Teaneck Road, Teaneck, New Jersey. Bogota Savings Bank is a New Jersey-chartered stock savings bank with its principal offices located at 819 Teaneck Road, Teaneck, New Jersey. Bogota Financial owns 100% of the capital stock of Bogota Savings Bank.

GSL is a New Jersey-chartered mutual savings bank with its principal offices located at 6823 Bergenline Avenue, Guttenberg, New Jersey.

The Board of Trustees of the MHC and the Board of Directors of each of Bogota Financial, Bogota Savings Bank and GSL have determined that this Agreement, the Merger (as defined in Article II) and the business combination and related transactions contemplated hereby, whereby GSL will merge with and into Bogota Savings Bank with Bogota Savings Bank being the surviving entity, are advisable and in the best interests of Bogota, GSL, the depositors of GSL, the members of the MHC, and the stockholders of Bogota Financial.

Bogota and GSL each desire to make certain representations, warranties and agreements in connection with the Merger and related transactions provided for herein and to prescribe various conditions to such transactions.

As a condition of and inducement to the willingness of Bogota to enter into this Agreement, each of the executive officers and members of the Board of Directors of GSL have entered into an agreement dated as of the date hereof in the form attached hereto at Exhibit A pursuant to which he or she will cast his or her votes in favor of this Agreement and the transactions contemplated hereby if a meeting of GSL’s depositors is required by any Government Regulator (as defined in Article I).

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I

Definitions

Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to an Acquisition Transaction.

“Acquisition Transaction” means any proposal or offer with respect to the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, business combination or other similar transaction involving GSL; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of GSL’s assets in a single transaction or series of related transactions; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” means this Agreement, as amended, modified or amended and restated from time to time in accordance with its terms.

“Appraised Value” means the appraised value of GSL as of the Effective Date, as determined by an Independent Appraisal. The initial Appraised Value shall have been determined as of May 11, 2026. The Appraised Value will be updated as of a date no earlier than twenty (20) calendar days before the Effective Date.

“BHC” has the meaning set forth in the Preamble hereof.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Bogota” has the meaning set forth in the Preamble hereof.

“Bogota Employee Plans” has the meaning set forth in Section 3.3(o) hereof.

“Bogota ESOP” means the Bogota Savings Bank Employee Stock Ownership Plan.

“Bogota Financial” has the meaning set forth in the Preamble hereof.

“Bogota Financial Common Stock” means the common stock, par value $0.01 per share, of Bogota Financial.

“Bogota Financial Exchange Act Reports” has the meaning set forth in Section 3.3(h)(i) hereof.

“Bogota Financial Market Price Per Share” means the average closing price per share of Bogota Financial Common Stock as reported on Nasdaq (or such other exchange or market on which Bogota Financial Common Stock shall then trade) for the fifteen (15) consecutive trading days ending on (and including) the Determination Date.

“Bogota Financial Statements” has the meaning set forth in Section 3.3(h)(ii) hereof.

“Bogota Qualified Plan” has the meaning set forth in Section 3.3(o) hereof.

“Bogota Savings Bank” has the meaning set forth in the Preamble hereof.

“Business Day” means any day other than a Saturday, Sunday or a federal or New Jersey state holiday.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended.

“Closing” has the meaning set forth in Section 2.2 hereof.

“Closing Date” has the meaning set forth in Section 2.2 hereof.

“CRA” means the Community Reinvestment Act, as amended.

“Determination Date” means certain date that is the fifth Business Day prior to the Closing Date.

“Disclosure Letter” has the meaning set forth in Section 3.1 hereof.

“Effective Date” has the meaning set forth in Section 2.3 hereof.

“Effective Time” has the meaning set forth in Section 2.3 hereof.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule or regulation relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 and the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered one employer with the MHC, Bogota Financial or Bogota Savings Bank under Section 4001(b)(1) of ERISA or Section 414 of the IRC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” has the meaning set forth in the Preamble hereof.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality.

“Government Regulator” means any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits.

“GSL” has the meaning set forth in the Preamble hereof.

“GSL 401(k) Plan” has the meaning set forth in Section 5.11(g) hereof.

“GSL Interim Financial Statements” has the meaning set forth in Section 5.3(g) hereof.

“GSL Continuing Employee” has the meaning set forth in Section 5.11(a) hereof.

“GSL Depositors Meeting” has the meaning set forth in Section 5.8 hereof.

“GSL Employee Plans” has the meaning set forth in Section 3.2(o)(i) hereof.

“GSL Financial Statements” has the meaning set forth in Section 3.2(g) hereof.

“GSL Pension Plan” has the meaning set forth in Section 3.2(o)(iii) hereof.

“GSL Properties” has the meaning set forth in Section 3.2(p) hereof.

“GSL Proxy Statement” has the meaning set forth in Section 5.9 hereof.

“GSL Qualified Plan” has the meaning set forth in Section 3.2(o)(iv) hereof.

“Hazardous Material” means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“Indemnified Party” has the meaning set forth in Section 5.12(a) hereof.

“Independent Appraisal” shall mean the appraisal of the fair market value of GSL determined by an independent appraisal firm that is expert in valuing mutual savings institutions, such appraisal being acceptable to the NJDOBI and the FDIC and reasonably acceptable to GSL and Bogota.

“Intellectual Property” has the meaning set forth in Section 3.2(m) hereof.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to a party hereto, actual knowledge of (i) with respect to GSL, Frank R. Giancola and Lady Y. Solano and (ii) with respect to Bogota, Kevin Pace and Brian McCourt.

“Law” means any constitution, law, ordinance, principle of common law, regulation, rule, statute or treaty of any Governmental Entity.

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

“Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means, with respect to Bogota or GSL, any effect, circumstance, occurrence or change that (a) is both material and adverse to the financial condition, results of operations or business of Bogota and its Subsidiaries taken as a whole, or GSL, respectively, or (b) does or would materially impair the ability of Bogota, on the one hand, or GSL, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that none of the following (or the impact thereof) shall be taken into account: (i) changes or proposed changes, after the date hereof, in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by Governmental Entities; (ii) changes, after the date hereof, in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates; (iii) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies; (iv) actions and omissions of a party hereto (or, if applicable, any of its Subsidiaries) permitted or required to be taken under this Agreement or taken with the prior written consent of the other party hereto, including expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; (v) the announcement of this Agreement and the transactions contemplated hereby, and the effects of complying with this Agreement on the business, financial condition or results of operations of the parties hereto and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; (vi) natural disasters or other force majeure events or any epidemic, pandemic or disease outbreak; (vii) changes in regional, national or international political or social conditions, including the impact of tariffs and retaliatory responses, the impact of any federal government shutdown and/or the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (viii) any legal action asserted or other actions initiated by any holder of shares of Bogota Financial Common Stock, the members of the MHC or the depositors of GSL arising out of or related to this Agreement; or (ix) any failure by Bogota or GSL to meet any internal forecasts or estimates of revenues or earnings for any period except as would otherwise constitute a Material Adverse Effect without respect to such forecasts or estimates; except, with respect to clauses (i), (ii), (iii), (vi) and (vii), unless it uniquely adversely affects any of the parties hereto or, to the extent applicable, any of their Subsidiaries.

“Material Contract” has the meaning set forth in Section 3.2(j)(i) hereof.

“Maximum Insurance Amount” has the meaning set forth in Section 5.12(c) hereof.

“Merger” has the meaning set forth in Section 2.1 hereof.

“MHC” has the meaning set forth in the Preamble hereof.

“NJDOBI” means the New Jersey Department of Banking and Insurance.

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means a corporation, partnership, joint venture or other entity in which a party hereto directly or indirectly (i) owns, controls or has the power to vote 25% or more of any class of voting securities of such entity; (ii) controls in any manner the election a majority of the directors (or individuals exercising similar functions) of such entity; or (iii) otherwise exercises a controlling influence over such entity.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that GSL’s Board of Directors determines in good faith, after consulting with and having considered the advice of its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is materially more favorable to the depositors of GSL than the transactions contemplated hereby (taking into account all legal, financial, regulatory and other aspects of the proposal and the entity making the proposal and any other relevant factors under applicable Law).

“Taxes” means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes.

“Voting Agreement” means the agreement, in the form provided at Exhibit A hereto, executed by each executive officer and director of GSL to cast his or her votes in favor of this Agreement and the Merger in the event any Government Regulator requires this Agreement to be approved by GSL’s depositors.

ARTICLE II

The Merger

2.1 The Merger.

(a) General. On the Effective Date, GSL will merge with and into Bogota Savings Bank with Bogota Savings Bank as the resulting institution pursuant to this Agreement and the terms of the bank merger agreement set forth as Exhibit B hereto (the “Merger”). At the Effective Time of the Merger, the separate corporate existence of GSL shall cease. Bogota Savings Bank shall be the surviving institution in the Merger and shall continue to be governed by the rules and regulations of the FDIC and the NJDOBI and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. As a result of the Merger, each holder of a deposit account in GSL as of the Effective Time of the Merger shall have the same rights and privileges in Bogota Savings Bank as if such deposit account had been established at Bogota Savings Bank on the date established at GSL, including, without limitation, for purposes of any subscription rights in any future conversion of the MHC to stock form and such rights as are accorded members of the MHC.

(b) Regulatory Approval. The Merger shall not be effective until and unless it is approved by the NJDOBI, the FDIC and the Federal Reserve Board.

(c) Home Office and Branches of Resulting Institution. The home office of the resulting institution from the Merger shall be 819 Teaneck Road, Teaneck, New Jersey 07666. The branch offices of Bogota Savings Bank and GSL that are in lawful operation immediately prior to the Merger shall continue to be operated, at the same locations, as branch offices of the resulting institution.

(d) Business of Resulting Institution. The business of Bogota Savings Bank as the resulting institution shall be that of a New Jersey-chartered savings bank as provided in its certificate of incorporation. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of GSL and Bogota Savings Bank shall be automatically transferred to and vested in Bogota Savings Bank as the resulting institution by virtue of the Merger without any deed or other document of transfer. Bogota Savings Bank as the resulting institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, interests and powers were held or enjoyed by GSL and Bogota Savings Bank. Bogota Savings Bank as the resulting institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both GSL and Bogota Savings Bank immediately prior to the Merger, including, without limitation, liabilities for all savings accounts, deposits, debts, obligations and contracts of GSL and Bogota Savings Bank, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of GSL or Bogota Savings Bank. All rights of creditors and other obligees and all liens on property of either GSL or Bogota Savings Bank shall be preserved and shall not be released or impaired. The interests of depositors or members, as applicable, if any, in GSL and Bogota Savings Bank, respectively, shall continue after the Merger in the MHC.

(e) Officers of Resulting Institution. Except as provided in Section 5.13 hereof, immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the senior executive officers of Bogota Savings Bank shall consist of the senior executive officers serving immediately prior to the Effective Time.

2.2 Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Luse Gorman, PC, 5335 Wisconsin Avenue, NW Suite 780, Washington, DC 20015 on the date mutually agreed to by Bogota and GSL within thirty (30) days following satisfaction or waiver of the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other location or such later date as the parties may otherwise agree (the “Closing Date”).

2.3 Effective Time.

In connection with the Closing, the parties hereto shall duly execute and deliver a bank merger certificate to the NJDOBI with respect to the Merger pursuant to applicable New Jersey law. The Merger shall become effective on such date (the “Effective Date”) and at such time as the parties hereto agree and specify in the bank merger certificate (the time such merger becomes effective being the “Effective Time”).

2.4 Effect on Outstanding Shares of Bogota Financial Common Stock.

(a) Subject to Section 2.4(b) hereof, at and after the Effective Time, each share of Bogota Financial Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Bogota Financial Common Stock and shall not be affected by the Merger.

(b) At the Effective Time, Bogota Financial shall issue to the MHC a number of additional shares of Bogota Financial Common Stock equal to the quotient obtained by dividing the Appraised Value of GSL by the Bogota Financial Market Price Per Share rounded to the nearest whole number of shares.

2.5 Alternative Structure.

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Bogota may, subject to the filing of all necessary applications, if any, and the receipt of all required regulatory approvals, if any, specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions or take actions deemed necessary as Bogota may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure or actions shall not (i) adversely affect the rights of the depositors of GSL; (ii) materially impede or delay the receipt of any regulatory approval in such a manner as could reasonably be expected to delay the Effective Time beyond the date set forth in Section 7.1(d) hereof; (iii) change the benefits or other arrangements provided to or on behalf of GSL’s directors, officers or employees in this Agreement; or (iv) require GSL to resolicit any required depositor approval of the Merger. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

ARTICLE III

Representations and Warranties

3.1 Disclosure Letters.

Prior to the execution and delivery of this Agreement, GSL on the one hand and Bogota on the other hand have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties contained in Sections 3.2 and 3.3, as applicable, or to one or more of its covenants contained in Articles IV or V (and making specific reference to the section of this Agreement to which they relate). The mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect. Any matter disclosed pursuant to one section of a party’s Disclosure Letter shall be deemed disclosed for all purposes of such party’s Disclosure Letter.

3.2 Representations and Warranties of GSL.

Except as set forth in the GSL Disclosure Letter, GSL represents and warrants the following to Bogota:

(a) Organization. GSL is a savings bank validly existing in mutual form under the laws of the State of New Jersey and is an “insured depository institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder. GSL has no subsidiaries. GSL has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. GSL is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on GSL.

(b) Capital Structure. As of the date of this Agreement, (i) GSL does not have any authorized or outstanding capital stock, and (ii) GSL does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating GSL to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of GSL or obligating GSL to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement.

(c) Authority. GSL has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.2(e), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of GSL’s Board of Directors, and, except for the approval and adoption of this Agreement by the depositors of GSL, if required by any Government Regulator, no other corporate proceedings on the part of GSL are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by GSL and constitutes a valid and binding obligation of GSL, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(d) No Violations. The execution, delivery and performance of this Agreement by GSL do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required GSL depositor approvals and governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which GSL (or any of its properties) is subject, (ii) violate the certificate of incorporation or bylaws of GSL or (iii) constitute a breach or violation of, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of GSL under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which GSL is a party, or to which any of its properties or assets may be subject, except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on GSL.

(e) Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity or, except for the approval of depositors referred to in Section 3.2(c), if required, any third party are required to be made or obtained in connection with the execution and delivery by GSL of this Agreement or the consummation by GSL of the Merger and the other transactions contemplated by this Agreement, except for (i) filings of applications and notices with, receipt of approvals or non-objections from, and expiration of the related waiting period required by federal and state banking authorities, including filings and notices with the Federal Reserve Board, the FDIC and the NJDOBI and (ii) the filing of a bank merger certificate with the NJDOBI. As of the date hereof, except as set forth in Schedule 3.2(e) of GSL’s Disclosure Letter, GSL has no Knowledge why any of the approvals referred to in this Section 3.2(e) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(e).

(f) Governmental Filings. GSL has filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2023 with the FDIC and any other Governmental Entity, except where the failure to file such reports, schedules, registration statements and other documents, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GSL. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such non-compliance).

(g) Financial Statements. GSL has previously provided to Bogota copies of (i) its audited statements of financial condition as of December 31, 2024 and 2023 and related statements of operations, comprehensive income (loss), equity and cash flows for each of the two (2) years in the period ended December 31, 2024 together with notes thereto, accompanied by the audit report of GSL’s independent public auditors; and (ii) the unaudited statements of financial condition as of March 31, 2026 and December 31, 2025, and the related statements of operations and comprehensive income (loss) for the three month period ended March 31, 2026 and year ended December 31, 2025 (the “GSL Financial Statements”). The GSL Financial Statements were prepared from the books and records of GSL, fairly present the financial position of GSL at and as of the dates indicated and the results of operations, equity and cash flows of GSL for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby.

(h) Absence of Certain Changes or Events. Except as set forth in Schedule 3.2(h) of GSL’s Disclosure Letter, since January 1, 2025, (i) GSL has conducted its business only in the ordinary and usual course of such business consistent with its past practices, (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on GSL, (iii) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by GSL to any of its directors, officers or employees, other than in conformity with the policies and practices of GSL in the usual and ordinary course of its business, (iv) GSL has not paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of its directors, officers or employees other than in conformity with the policies and practices of GSL in the usual and ordinary course of its business, and (v) there has been no change in any accounting principles, practices or methods of GSL other than as required by GAAP.

(i) Litigation. Except as set forth in Schedule 3.2(i) of GSL’s Disclosure Letter, there are no suits, actions or legal, administrative or arbitration proceedings pending or, to the Knowledge of GSL, threatened against or affecting GSL or any property or asset of GSL that (i) are seeking damages or declaratory relief against GSL or (ii) challenge the validity or propriety of the transactions contemplated by the Agreement. To the Knowledge of GSL, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against GSL. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against GSL.

(j) Absence of Regulatory Actions. Except as set forth in Schedule 3.2(j) of GSL’s Disclosure Letter, since January 1, 2025, GSL has not been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. To the Knowledge of GSL, there are no material unresolved violations, criticisms or exceptions by any Governmental Regulator with respect to any report or statement relating to any examination of GSL. Notwithstanding the foregoing, nothing in this Section 3.2(j) or this Agreement shall require GSL to provide Bogota with any confidential regulatory supervisory information of GSL.

(k) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of GSL have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by GSL have been paid in full or adequate provision has been made for any such Taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of GSL, and no claim has been made by any authority in a jurisdiction where GSL does not file tax returns that GSL is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to GSL have been paid in full or adequate provision has been made for any such Taxes. GSL has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. GSL has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party, and GSL has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. GSL is not a party to any agreement, contract, arrangement or plan that has resulted or is expected to result, individually or in the aggregate, in connection with this Agreement in the payment to any individual of any “excess parachute payments” within the meaning of Section 280G of the IRC, and GSL has not made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement that could require it to make any payments that would not be fully deductible by reason of Section 162(m) of the IRC.

(l) Agreements.

(i) Schedule 3.2(l) of GSL’s Disclosure Letter lists any contract, arrangement, commitment or understanding (whether written or oral) to which GSL is a party or is bound:

(A) with any officer of GSL the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving GSL of the nature contemplated by this Agreement;

(B) with respect to the employment of any directors, officers, employees or consultants;

(C) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(D) that (1) contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of GSL (or, following the consummation of the transactions contemplated hereby, Bogota or any of its Subsidiaries), (2) obligates GSL or any of its affiliates (or, following the consummation of the transactions contemplated hereby, Bogota or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or (3) requires referrals of business or requires GSL to make available investment opportunities to any person on a priority or exclusive basis;

(E) pursuant to which GSL may become obligated to invest in or contribute capital to any entity;

(F) that relates to borrowings of money (or guarantees thereof) by GSL in excess of $50,000, other than Federal Home Loan Bank, the Discount Window with the Federal Reserve Bank of New York and Atlantic Community Bankers Bank borrowings and repurchase agreements with customers entered into in the ordinary course of business;

(G) that is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $25,000 on an annual basis;

(H) that was not made in the ordinary course of business that is material to GSL and is to be performed in whole or in part at or after the execution of this Agreement or was entered into not more than two years before such execution. Only contracts need be identified as to which GSL is a party or has succeeded to a party by assumption or assignment or in which GSL has a beneficial interest;

(I) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of GSL;

(J) that relates to the involvement of GSL in a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(K) upon which GSL’s business is substantially dependent, as in the case of continuing contracts to sell the major part of GSL’s products or services or to purchase the major part of GSL’s requirements of goods, services or raw materials or any franchise or license or other agreement to use a patent, formula, trade secret, process or trade name upon which GSL’s business depends to a material extent;

(L) calling for the acquisition or sale of any property, plant or equipment for a consideration exceeding 15% of the book value of the fixed assets of GSL;

(M) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $25,000 per annum;

(N) that is a management contract or any compensatory plan, contract or arrangement, including but not limited to plans relating to pension, retirement or deferred compensation or bonus, incentive or profit sharing (or if not set forth in any formal document, a written description thereof) in which any director or any of the executive officers of GSL participates, and any other management contract or any compensatory plan, contract, or arrangement in which any other executive officer of GSL participates shall be identified unless immaterial in amount or significance; and

(O) that is not of the type described in clauses (A) through (N) above and that involved payments by, or to, GSL in the fiscal year ended December 31, 2025, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2026, of more than $25,000 (excluding Loans or deposits) or the termination of which would require payment by GSL in excess of $25,000.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.2(l), whether or not set forth in GSL’s Disclosure Letter, is referred to herein as a “Material Contract,” and GSL does not have Knowledge of, or has not received notice of, any material violation of the above by any of the other parties thereto.

(ii) Each Material Contract is valid and binding on GSL and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GSL. GSL has performed in all material respects all obligations required to be performed by it to date under each Material Contract. To GSL’s Knowledge, each third-party counterparty to each Material Contract has performed in all material respects all obligations required to be performed by it to date under such Material Contract. No event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of GSL under any such GSL Material Contract.

(iii) GSL is not in default under (and, to GSL’s Knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the Knowledge of GSL, no other party to any such agreement (excluding any Loan or extension of credit made by GSL) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on GSL.

(m) Intellectual Property. GSL owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. Schedule 3.2(m) of GSL’s Disclosure Letter sets forth a complete and correct list of all material trademarks, trade names, service marks and copyrights owned by or licensed to GSL for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that GSL is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers (collectively, the “Intellectual Property”). With respect to each item of Intellectual Property owned by GSL, GSL possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that GSL is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to GSL. Since December 31, 2025, GSL has not received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that GSL must license or refrain from using any intellectual property rights of a third party). To the Knowledge of GSL, GSL has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of GSL.

(n) Labor Matters.

(i) GSL is in compliance in all material respects with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. GSL is not and has never been a party to or been bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, and it is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of GSL, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving GSL pending or, to the Knowledge of GSL, threatened.

(ii) Schedule 3.2(n) of GSL’s Disclosure Letter identifies (A) all present employees (including any leased or temporary employees) of GSL and any consultants or independent contractors providing services to GSL; (B) each employee’s, consultant’s or independent contractor’s current rate of compensation; and (C) each employee’s accrued vacation, sick leave or personal leave if applicable. There are no unpaid wages, bonuses or commissions owed to any employee (other than those not yet due).

(o) Employee Benefit Plans.

(i) Schedule 3.2(o) of GSL’s Disclosure Letter contains a complete and accurate list of all pension, retirement, savings, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of GSL (hereinafter referred to collectively as the “GSL Employee Plans”). There has been no announcement or commitment by GSL to create an additional GSL Employee Plan, or to amend any GSL Employee Plan, except for amendments required by applicable Laws. With respect to each GSL Employee Plan, GSL has previously provided to Bogota a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such GSL Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such GSL Employee Plan, including amendments thereto, and (D) the most recent summary plan description and summary of material modifications thereto for such GSL Employee Plan, to the extent available, if the GSL Employee Plan is subject to Title I of ERISA.

(ii) There is no pending or, to GSL’s Knowledge, threatened litigation, administrative action or proceeding relating to any GSL Employee Plan. All of the GSL Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. To GSL’s Knowledge, there has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the GSL Employee Plans that is likely to result in the imposition of any penalties or Taxes upon GSL under Section 502(i) of ERISA or Section 4975 of the IRC.

(iii) No liability to the Pension Benefit Guarantee Corporation has been or is expected by GSL to be incurred with respect to any GSL Employee Plan that is subject to Title IV of ERISA (“GSL Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by GSL or any ERISA Affiliate. No GSL Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each GSL Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such GSL Pension Plan as of the end of the most recent plan year with respect to the respective GSL Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such GSL Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any GSL Pension Plan within the 12-month period ending on the date hereof. GSL has not provided, and is not required to provide, security to any GSL Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Any GSL Pension Plan that has been terminated in the last six years has been terminated in compliance with all requirements of ERISA and the IRC. Neither GSL, nor any ERISA Affiliate, has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither GSL, nor any ERISA Affiliate, participates in a “multiple employer plan” or “pooled employer plan” under IRC Sections 413(c) and 413(e) and ERISA Section 3(43).

(iv) Each GSL Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and that is intended to be qualified under Section 401(a) of the IRC (a “GSL Qualified Plan”) has received a favorable determination letter from the IRS, and, to the Knowledge of GSL, no circumstances exist which could result in revocation of any such favorable determination letter.

(v) GSL does not have any obligations for post-retirement or post-employment benefits or retiree health benefits under any GSL Employee Plan that cannot be amended or terminated upon sixty (60) days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

(vi) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, either alone or in combination with any other event: (i) result in any payment or series of payments by GSL to any person that is an “excess parachute payment” (as defined in Section 280G of the IRC) or that is a nondeductible payment under Section 162(m) of the IRC; (ii) increase or secure (by way of a trust or other vehicle) any benefits payable under any GSL Employee Plan; or (iii) accelerate the time of payment or vesting of any such benefit. No GSL Employee Plan provides for the gross up or reimbursement of any tax liabilities under Sections 409A or 4999 of the Internal Revenue Code to any party.

(vii) All contributions required to be made with respect to any GSL Employee Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any GSL Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of GSL. Each GSL Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(viii) Schedule 3.2(o)(viii) of GSL’s Disclosure Letter contains a calculation of the severance payments (estimated where necessary) and a description of other benefits payable to each director, officer or employee of GSL that is a party to a severance, change in control or employment agreement or similar arrangement, assuming that such person’s service with GSL terminates as of the Effective Time.

(ix) Each GSL Employee Plan that provides for the payment of “deferred compensation,” including any employment agreement between GSL and any employee, complies in all material respects with Section 409A of the IRC.

(p) Title to Assets. Schedule 3.2(p) of GSL’s Disclosure Letter contains a complete and accurate list of all real property currently owned or leased by GSL, including all properties of GSL classified as “Real Estate Owned” or words of similar import (the “GSL Properties”). GSL has good and marketable title to its properties and assets (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer) whether real or personal, tangible or intangible, in each case free and clear of any Liens except (i) liens for Taxes not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of business, and (iii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which GSL is lessee or lessor is valid and in full force and effect and neither GSL, nor, to the Knowledge of GSL, any other party to any such lease, is in default or in violation of any material provisions of any such lease. GSL has previously delivered to Bogota a complete and correct copy of all leases. All real property owned or leased by GSL is in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and, other than Real Estate Owned, are considered by GSL to be adequate for the current business of GSL. To the Knowledge of GSL, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

(q) Compliance with Laws. GSL conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it or the employees conducting such business, except where non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GSL. GSL has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of GSL, threatened. GSL is not in violation of and GSL has not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on GSL.

(r) Environmental Matters. Except as disclosed in Schedule 3.2(r) of GSL’s Disclosure Letter:

(i) Each of the GSL Properties, and, to the Knowledge of GSL, the Participation Facilities and the Loan Properties, are and have been, during the period of GSL’s ownership or operation thereof, participation in the management thereof, or holding a security interest therein, in material compliance with all Environmental Laws.

(ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of GSL, threatened, before any court, or Governmental Entity against GSL or any Participation Facility (A) for alleged non-compliance with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material.

(iii) To the Knowledge of GSL, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court or Governmental Entity relating to or against any Loan Property (or GSL in respect of such Loan Property) (A) relating to alleged non-compliance with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material.

(iv) GSL has not received any written notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that GSL may be in violation of, or liable under, any Environmental Law.

(v) To the Knowledge of GSL, (A) there are no underground storage tanks at any of the GSL Properties or any Participation Facility, and (B) no underground storage tanks have been closed or removed from any of the GSL Properties or any Participation Facility.

(vi) During the period of (A) the ownership or operation by GSL of any of the GSL Properties or (B) to the Knowledge of GSL, the participation of GSL in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties. To the Knowledge of GSL, prior to the period of (A) the ownership or operation by GSL of any of its current properties or (B) the participation of GSL in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

(s) Loan Portfolio; Allowance for Credit Losses; Asset Quality.

(i) All Loans held by GSL were made for good, valuable and adequate consideration in the ordinary course of the business, and, to the Knowledge of GSL, the Loans are not subject to any defenses, setoffs or counterclaims, including without limitation, any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity.

(ii) With respect to each Loan owned by GSL in whole or in part:

(A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

(B) neither GSL, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(C) GSL is the sole holder of legal and beneficial title to each Loan (or its participation interest, as applicable), except as otherwise referenced on the books and records of GSL;

(D) the original note and the related security documents are included in the Loan files, and copies of any documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

(E) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(F) there is no pending or, to the Knowledge of GSL, threatened, condemnation or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of GSL; and

(G) to the Knowledge of GSL, there is no litigation or proceeding pending or, to the Knowledge of GSL, threatened relating to the property that serves as security for a Loan that would have a material adverse effect upon the related Loan.

(iii) Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor the practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iv) The allowance for credit losses reflected in GSL’s audited statements of financial condition for periods ending on and after December 31, 2024, was or, to the Knowledge of GSL, will be adequate, as of the dates thereof, under GAAP.

(v) Schedule 3.2(s)(v) of GSL’s Disclosure Letter sets forth a true and complete listing, as of March 31, 2026, of:

(A) all Loans that have been classified (whether regulatory or internal) as “Special Mention,” “Substandard,” “Doubtful,” “Loss” or words of similar import listed by category, including the amounts thereof; and

(B) Loans (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on a non-accrual status, (3) where the interest rate terms have been reduced and/or the maturity dates have been extended by GSL due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (4) where a specific reserve allocation exists in connection therewith, listed by category, including the amounts thereof.

(vi) To the Knowledge of GSL, GSL is not a party to any Loan that is in violation, in any material respect, of any law, regulation or rule of any Governmental Entity. Any asset of GSL that is classified as “Real Estate Owned” or words of similar import that is included in any non-performing assets of GSL is listed in Schedule 3.2(s)(vi) of GSL’s Disclosure Letter and is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that “current” shall mean within the past twelve (12) months.

(vii) (A) Schedule 3.2(s)(vii)(A) of GSL’s Disclosure Letter sets forth a list of all Loans as of the date hereof by GSL to any director or executive officer (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of GSL, (B) there are no Loans to any employee, officer, director or affiliate thereof on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was not in compliance with Regulation O, and (C) all such Loans are and were originated in compliance in all material respects with all applicable laws.

(t) Deposits. The deposit accounts of GSL are insured by the FDIC to the maximum extent permitted by law. None of the deposits of GSL is a “brokered” deposit.

(u) Anti-takeover Provisions Inapplicable. GSL has taken all actions required to exempt Bogota, the Agreement and the transactions contemplated hereby from any provisions of an anti-takeover nature contained in its organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(v) Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business, no officer or director of GSL, or any affiliate of any such officer or director, has any material interest, directly or indirectly, in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of GSL.

(w) Insurance. GSL is presently insured and has been continuously insured for the past six (6) years for amounts as the management reasonably has determined to be prudent against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Schedule 3.2(w) of GSL’s Disclosure Letter contains a list of all policies of insurance carried and owned by GSL showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date. All of the insurance policies and bonds maintained by GSL are in full force and effect, GSL is not in default thereunder, all premiums and other payments due under such policy have been paid and all material claims thereunder have been filed in a due and timely fashion.

(x) Investment Securities.

(i) Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by GSL are subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii) GSL is not party to nor has it agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(y) Indemnification. Except as provided in the certificate of incorporation or bylaws of GSL or under applicable law and regulation, GSL is not a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of GSL and, to the Knowledge of GSL, there are no claims for which any such person would be entitled to indemnification under the certificate of incorporation and bylaws of GSL, under any applicable law or regulation or under any employment-related agreement.

(z) Books and Records. The books and records of GSL have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

(aa) Corporate Documents. GSL has previously furnished or made available to Bogota a complete and correct copy of its certificate of incorporation and bylaws as in effect as of the date of this Agreement. GSL is not in violation of its certificate of incorporation, bylaws or similar organizational documents. The minute books of GSL constitute a complete and correct record in all material respects of all actions taken by its boards of directors (and each committee thereof) and its members.

(bb) CRA, Anti-Money Laundering, OFAC and Customer Information Security. GSL has received a rating of “Satisfactory” or better in its most recent CRA examination. GSL does not have Knowledge of any facts or circumstances that would cause it: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder. To the Knowledge of GSL, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause GSL to undertake any remedial action. The Board of Directors of GSL has adopted and implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and GSL has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(cc) Undisclosed Liabilities. GSL has not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the statements of financial condition of GSL as of December 31, 2024, except for (i) liabilities incurred since December 31, 2024 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on GSL, and (ii) liabilities incurred for legal, accounting, financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(dd) Fees. Except as disclosed in Schedule 3.2(dd) of GSL’s Disclosure Letter, neither GSL nor any of its officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for GSL in connection with this Agreement or the transactions contemplated hereby.

(ee) No Other Representations or Warranties.

(i) Except for the representations and warranties made by GSL in this Section 3.2, neither GSL nor any other Person makes any express or implied representation or warranty with respect to GSL, or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and GSL hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither GSL nor any other Person makes or has made any representation or warranty to Bogota or any of their Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to GSL or its business, or (B) except for the representations and warranties made by GSL in this Section 3.2, any oral or written information presented to Bogota or any of their Affiliates or representatives in the course of their due diligence investigation of GSL, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii) GSL hereby acknowledges and agrees that neither Bogota nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 3.3.

3.3 Representations and Warranties of Bogota.

Except as set forth in the Bogota Disclosure Letter, the MHC, Bogota Financial and Bogota Savings Bank jointly and severally represent and warrant the following to GSL. Any reference to “Bogota” in this Section 3.3 shall include each of the MHC, Bogota Financial and/or Bogota Savings Bank individually, as and to the extent applicable.

(a) Organization. The MHC is a mutual holding company duly organized, validly existing and in good standing under the laws of the State of New Jersey and is registered as a bank holding company under the BHCA. Bogota Financial is a subsidiary holding company duly organized, validly existing and in good standing under the laws of the State of Maryland and is registered as a bank holding company under the BHCA. Bogota Savings Bank is a stock savings bank, validly existing and in good standing under the laws of the State of New Jersey and is an “insured depository institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder. Each of the MHC, Bogota Financial and Bogota Savings Bank has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Each of the MHC, Bogota Financial and Bogota Savings Bank is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Bogota, considered as a whole.

(b) Subsidiaries.

(i) The MHC has no direct Subsidiaries other than Bogota Financial. Bogota Financial has no direct Subsidiaries other than Bogota Savings Bank. Each of Bogota Savings Bank’s Subsidiaries is a corporation or limited liability company duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation or limited liability company to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Bogota considered as a whole.

(ii) The outstanding shares of capital stock of Bogota Savings Bank and each Subsidiary of Bogota Savings Bank have been validly authorized and are validly issued, fully paid and non-assessable. No shares of capital stock of Bogota Savings Bank or any Subsidiary of Bogota Savings Bank are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of Bogota Savings Bank or any Subsidiary of Bogota Savings Bank, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of Bogota Savings Bank or any Subsidiary of Bogota Savings Bank or options, warrants or other rights with respect to such securities.

(iii) No Subsidiary of the MHC, Bogota Financial or Bogota Savings Bank, other than Bogota Savings Bank, is an “insured depository institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder.

(c) Capital Structure.

(i) The authorized capital stock of Bogota Financial consists of 30,000,000 shares of Bogota Financial Common Stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

(ii) As of March 31, 2026, (A) 12,910,531 shares of Bogota Financial Common Stock were issued and outstanding, all of which are validly issued, fully paid and non-assessable and were issued in compliance with all applicable laws; and (B) no shares of Bogota Financial preferred stock were issued and outstanding. As of March 31, 2026, the MHC is the record and beneficial owner of 8,504,556 shares of Bogota Financial Common Stock.

(iii) The shares of Bogota Financial Common Stock to be issued to the MHC upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and not subject to preemptive rights. The issuance of the shares of Bogota Financial Common Stock to the MHC upon consummation of the Merger is exempt from registration under the Securities Act.

(d) Authority. Each of the MHC, Bogota Financial and Bogota Savings Bank has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.3(f), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Board of Trustees of the MHC and the Board of Directors of each of Bogota Financial and Bogota Savings Bank, and no other corporate proceedings on the part of the MHC, Bogota Financial or Bogota Savings Bank including the approval of the stockholders of Bogota Financial and/or the members of the MHC are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each of the MHC, Bogota Financial and Bogota Savings Bank and constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e) No Violations. The execution, delivery and performance of this Agreement by Bogota do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required GSL depositor and governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Bogota (or any of its properties) is subject, (ii) violate the certificate of incorporation, articles of incorporation or bylaws of Bogota or (iii) constitute a breach or violation of, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Bogota under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Bogota is a party, or to which any of its properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Bogota considered as a whole.

(f) Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity, other than the approvals referred to in Section 3.3(d), if required, or any third party are required to be made or obtained in connection with the execution and delivery by Bogota of this Agreement or the consummation by Bogota of the Merger and the other transactions contemplated by this Agreement, except for (i) filings of applications and notices with, receipt of approvals or non-objections from, and expiration of the related waiting period required by, federal and state banking authorities, including filings and notices with the Federal Reserve Board, the FDIC, and the NJDOBI and (ii) the filing of a bank merger certificate with the NJDOBI. As of the date hereof, Bogota has no Knowledge why any of the approvals referred to in this Section 3.3(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(e).

(g) Governmental Filings. Bogota has filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2023 with the Federal Reserve Board, the FDIC, the NJDOBI and any other Governmental Entity, except where the failure to file such reports, schedules, registration statements and other documents, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Bogota. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such non-compliance).

(h) Exchange Act Reports; Financial Statements.

(i) Bogota has made available to GSL copies of (i) Bogota Financial’s Annual Report on Form 10-K for the year ended December 31, 2025; and (ii) all Bogota Financial proxy statements and annual reports to stockholders used in connection with meetings of Bogota Financial’s shareholders held since January 1, 2026 (collectively, the “Bogota Financial Exchange Act Reports”), as filed under the Exchange Act with the SEC. As of their respective dates, the Bogota Financial Exchange Act Reports (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied as to form in all material respects with the applicable Laws of the SEC. Since January 1, 2026, Bogota has timely filed all reports that it was required to file with the SEC pursuant to the Exchange Act.

(ii) Bogota has made available to GSL copies of (i) its audited consolidated statements of financial condition as of December 31, 2025 and 2024 and related consolidated statements of operations and comprehensive income, equity and cash flows for each of the two (2) years in the period ended December 31, 2025 together with notes thereto, accompanied by the audit report of Bogota’s independent public auditors; and (ii) the unaudited statements of financial condition as of March 31, 2026 and the related statements of income and comprehensive income for the three months ended March 31, 2026 (the “Bogota Financial Statements”). The Bogota Financial Statements were prepared from the books and records of Bogota Financial, fairly present the consolidated financial position of Bogota Financial at and as of the dates indicated and the consolidated results of operations, equity and cash flows of Bogota Financial for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby.

(iii) Bogota maintains internal controls and procedures that provide reasonable assurance that (A) transactions are executed with management’s authorization, (B) transactions are recorded as necessary to permit preparation of the Bogota Financial Statements, (C) access to Bogota’s assets is permitted only in accordance with management’s authorization, (D) the reporting of Bogota’s assets is compared with existing assets at regular intervals, and (E) Bogota’s assets and liabilities are recorded accurately in the Bogota Financial Statements. To the Knowledge of Bogota, there is no reason to believe that Bogota’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

(i) Absence of Certain Changes or Events. Since January 1, 2026, (i) Bogota has conducted its business only in the ordinary and usual course of such business consistent with its past practices, (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Bogota considered as a whole, and (iii) there has been no change in any accounting principles, practices or methods of Bogota other than as required by GAAP.

(j) Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the Knowledge of Bogota, threatened against or affecting Bogota or any of its Subsidiaries or any property or asset of Bogota or any of its Subsidiaries that (i) are seeking damages or declaratory relief against Bogota or (ii) challenge the validity or propriety of the transactions contemplated by the Agreement. To the Knowledge of Bogota, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against Bogota or any of its Subsidiaries. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Bogota or any of its Subsidiaries.

(k) Absence of Regulatory Actions. Since January 1, 2023, neither Bogota nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. To the Knowledge of Bogota, there are no material unresolved violations, criticisms or exceptions by any Governmental Regulator with respect to any report or statement relating to any examination of Bogota. Notwithstanding the foregoing, nothing in this Section 3.3(k) or this Agreement shall require Bogota to provide GSL with any confidential regulatory supervisory information of Bogota.

(l) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Bogota have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by Bogota have been paid in full or adequate provision has been made for any such Taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Bogota. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Bogota have been paid in full or adequate provision has been made for any such Taxes. Bogota and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Bogota and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(m) Intellectual Property. Bogota owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. With respect to each item of Intellectual Property owned by Bogota, Bogota possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that Bogota is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to Bogota. Bogota has not received any unresolved charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that Bogota must license or refrain from using any intellectual property rights of a third party). To the Knowledge of Bogota, Bogota has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Bogota.

(n) Labor Matters. Bogota is in compliance in all material respects with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment and wages and hours. Bogota is not and has never been a party to, or been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, and Bogota is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of Bogota, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Bogota pending or, to the Knowledge of Bogota, threatened.

(o) Employee Benefit Plans. All pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of the MHC, Bogota Financial and Bogota Savings Bank are hereinafter referred to collectively as the “Bogota Employee Plans.” Bogota has previously made available to GSL true and complete copies of each Bogota Employee Plan to which a GSL employee will be subject or in which such employee will be eligible to participate. All of the Bogota Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There is no pending or, to Bogota’s Knowledge, threatened litigation, administrative action or proceeding relating to any Bogota Employee Plan. To Bogota’s Knowledge, there has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Bogota Employee Plans that is likely to result in the imposition of any penalties or Taxes upon Bogota under Section 502(i) of ERISA or Section 4975 of the IRC. Each Bogota Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and that is intended to be qualified under Section 401(a) of the IRC (a “Bogota Qualified Plan ”) has received a favorable determination letter from the IRS, and, to Bogota’s Knowledge, there are not any circumstances likely to result in revocation of any such favorable determination letter. Each Bogota Qualified Plan that is an “employee stock ownership plan” (as defined in Section

4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all material respects and any assets of any such Bogota Qualified Plan that, as of the end of the plan year, are not allocated to participants’ individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

(p) Title to Assets. Bogota has good and marketable title to its properties and assets (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer) whether real or personal, tangible or intangible, in each case free and clear of any Liens except (i) liens for Taxes not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of business, and (iii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which Bogota is lessee or lessor is valid and in full force and effect and neither Bogota, nor, to the Knowledge of Bogota, any other party to any such lease, is in default or in violation of any material provisions of any such lease. All real property owned or leased by Bogota is in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by Bogota to be adequate for the current business of Bogota. To the Knowledge of Bogota, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

(q) Compliance with Laws. Each of the MHC, Bogota Financial and Bogota Savings Bank conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it or the employees conducting such business, except where non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bogota. Bogota has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of Bogota, threatened. Bogota is not in violation of or has not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Bogota, considered as a whole.

(r) Environmental Matters.

(i) Each of Bogota’s properties, and to the Knowledge of Bogota, the Participation Facilities, and the Loan Properties, are, and have been, during the period of Bogota’s ownership or operation thereof, participation in the management thereof, or holding a security interest therein, in material compliance with all Environmental Laws.

(ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of Bogota, threatened, before any court or Governmental Entity against Bogota or any Participation Facility (A) for alleged non-compliance with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material.

(iii) To the Knowledge of Bogota, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of Bogota, threatened, before any court or Governmental Entity against any Loan Property (or Bogota in respect of such Loan Property) (A) for alleged non-compliance with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environmental of any Hazardous Materials.

(iv) Bogota has not received any written notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v) To the Knowledge of Bogota (A) there are no underground storage tanks at any of the properties owned or operated by Bogota or any Participation Facility; and (B) no underground storage tanks have been closed or removed from any of the properties owned or operated by Bogota or any Participation Facility.

(vi) During the period of (A) the ownership or operation by Bogota of any properties owned or operated by Bogota or (B) to the Knowledge of Bogota, the participation of Bogota in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such Properties. To the Knowledge of Bogota, prior to the period of (A) the ownership or operation by Bogota of any of its current properties or (B) the participation of Bogota in the management of any Participation Facility, there was no contaminates by or release of Hazardous Material in, on, under or affecting such properties.

(s) Loan Portfolio; Allowance for Credit Losses.

(i) All Loans held by Bogota Savings Bank were made for good, valuable and adequate consideration in the ordinary course of the business, and, to the Knowledge of Bogota, the Loans are not subject to any defenses, setoffs or counterclaims, including without limitation, any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity.

(ii) Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor the practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii) The allowance for credit losses reflected in Bogota Financial’s audited statements of financial condition for periods ending on and after December 31, 2025, was or, to the Knowledge of Bogota, will be adequate, as of the dates thereof, under GAAP.

(iv) Schedule 3.3(s)(iv) of Bogota’s Disclosure Letter sets forth a true and complete listing, as of March 31, 2026, of:

(A) All Loans that have been classified (whether regulatory or internal) as “Special Mention,” “Substandard,” “Doubtful,” “Loss” or words of similar import listed by category, including the amounts thereof; and

(B) Loans (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on a non-accrual status, (3) where the interest rate terms have been reduced and/or the maturity dates have been extended by Bogota due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (4) where a specific reserve allocation exists in connection therewith, listed by category, including the amounts thereof.

(v) To the Knowledge of Bogota, neither Bogota Savings Bank nor any of its Subsidiaries is a party to any Loan that is in violation, in any material respect, of any law, regulation or rule of any Governmental Entity.

(t) Deposits. The deposit accounts of Bogota Savings Bank are insured by the FDIC to the maximum extent permitted by law.

(u) Insurance. Bogota is presently insured and has been continuously insured for the past six (6) years without any lapse in coverage for amounts as the management reasonably has determined to be prudent against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Bogota are in full force and effect, Bogota is not in default thereunder, and all material claims thereunder have been filed in a due and timely fashion.

(v) Books and Records. The books and records of Bogota and their Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

(w) Corporate Documents. Bogota has previously furnished or made available to GSL a complete and correct copy of its certificate of incorporation, articles of incorporation and bylaws and the similar organizational documents of each of its Subsidiaries, as in effect as of the date of this Agreement. Neither Bogota nor any of their Subsidiaries is in violation of its certificate of incorporation, articles of incorporation, bylaws or similar organizational documents. The minute books of Bogota and each of its Subsidiaries constitute a complete and correct record in all material respects of all actions taken by its boards of directors (and each committee thereof) and their stockholders, as the case may be.

(x) CRA, Anti-Money Laundering, OFAC and Customer Information Security. Bogota Savings Bank has received a rating of “Satisfactory” or better in its most recent CRA examination. Bogota does not have Knowledge of any facts or circumstances that would cause Bogota Savings Bank: (i) to be deemed not to be in compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder. To the Knowledge of Bogota, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either Bogota or any of its Subsidiaries to undertake any remedial action. The Board of Directors of Bogota Savings Bank has adopted and implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(y) Undisclosed Liabilities. Bogota has not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the statements of financial condition of Bogota as of December 31, 2025, except for (i) liabilities incurred since December 31, 2025 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Bogota, and (ii) liabilities incurred for legal, accounting, financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(z) No Other Representations or Warranties.

(i) Except for the representations and warranties made by Bogota in this Section 3.3, neither Bogota nor any other Person makes any express or implied representation or warranty with respect to Bogota, their Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Bogota hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Bogota nor any other Person makes or has made any representation or warranty to GSL or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to Bogota or any of their Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by Bogota in this Section 3.3, any oral or written information presented to GSL or any of its Affiliates or representatives in the course of their due diligence investigation of Bogota, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii) Bogota hereby acknowledges and agrees that neither GSL nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 3.2.

ARTICLE IV

Conduct Pending the Merger

4.1 Forbearances by GSL.

Except as expressly contemplated or permitted by this Agreement or disclosed in GSL’s Disclosure Letter, and except to the extent required by law or regulation or any Governmental Entity during the period from the date of this Agreement to the Effective Time, GSL shall not without the prior written consent of Bogota Savings Bank, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and material business relationships and retain the services of its officers and key employees;

(b) (i) incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than (A) the creation of deposit liabilities consistent with past practice or (B) borrowings from the Federal Home Loan Bank with a term of less than one (1) year;

(ii) prepay any indebtedness or other similar arrangements so as to incur any prepayment penalty thereunder; or

(iii) purchase any certificates of deposit that would be deemed to be brokered deposits, other than in the ordinary course of business, consistent with past practice;

(c) make, declare or pay any distribution to its depositors other than the payment of interest on its savings accounts in the ordinary course of business;

(d) except as set forth in Schedule 4.1(d) of GSL’s Disclosure Letter, other than in the ordinary course of business, sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets, including its branch office or its loans;

(e) make any equity investment, other than required purchases of Federal Home Loan Bank stock, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity or form any new subsidiary;

(f) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000 per annum;

(g) except for loans in process or approved prior to the date of this Agreement and set forth in Schedule 4.1(g) of GSL’s Disclosure Letter, (i) extend credit or enter into any contract binding GSL to extend credit except in a manner consistent with past practice and in accordance with the lending practices of GSL as disclosed to Bogota, and (ii) extend credit or enter into any contract binding it to extend credit either (x) on an unsecured basis or (y) in an amount in excess of $1,000,000 on a secured basis, in each case, without first providing Bogota at least two (2) Business Days’ written notice prior to extending such credit or entering into any contract binding GSL to do so, which approval shall be deemed to be given unless Bogota provides written objection to GSL by the end of the second full business day after Bogota receives a written request from GSL for approval;

(h) except for foreclosure and collection matters or loan modifications that under current regulatory guidance are not classified as troubled debt restructurings, waive, release, grant or transfer material rights of value or modify or change in any material respect any Loan except in accordance with its policies and procedures in effect as of the date hereof in accordance with past practice;

(i) except for Loans made in accordance with Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), make or increase any Loan, or commit to make or increase any such Loan, to any director or executive officer of GSL, or any entity controlled, directly or indirectly, by any of the foregoing;

(j) except as described in Schedule 4.1(j) of GSL’s Disclosure Letter, increase in any manner the compensation or fringe benefits of any of its employees or directors, except in amounts and timing that are consistent with the ordinary course of business and past practice but not to exceed 4% on an aggregate basis, pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors;

(k) except as set forth in Schedule 4.1(k) of GSL’s Disclosure Letter, except for the renewal of current employee insurance plans in the ordinary course of business or except as may be required by law or regulation, become a party to, amend, renew, extend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance or change in control agreement with or for the benefit of any employee or director; or

(l) appoint to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement, or hire any employee at an annual salary in excess of $75,000 per annum, except any person hired to fill a vacancy arising after the date hereof caused by the departure of an employee having an annual salary in excess of $75,000 per annum provided their employment is terminable at the will of GSL;

(m) commence any action or proceeding, other than to enforce any obligation owed to GSL and in accordance with past practice or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $50,000 or (ii) that would impose any material restriction of the operations of Bogota following the Effective Time;

(n) amend its certificate of incorporation or bylaws;

(o) other than in the ordinary course of business and consistent with market interest rates, increase the interest paid on certificates of deposit;

(p) restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(q) make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

(r) make any capital expenditures in excess of $25,000 other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or as required by Government Regulators;

(s) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(t) enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(u) make any changes in policies in any material respect in existence on the date hereof with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies, except as may be required by changes in applicable law or regulations, GAAP, or the direction of a Governmental Entity;

(v) make, change or rescind any material election concerning Taxes or any federal state or local tax returns, file any amended federal state or local tax return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(w) take any action that would adversely affect or delay its ability to timely perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(x) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in violation of any provision of this Agreement;

(y) implement or adopt any change to its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

(z) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.1.

4.2 Forbearances by Bogota.

Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Bogota shall not, nor shall they permit any Subsidiary to, without the prior written consent of GSL, which shall not unreasonably be withheld, conditioned or delayed:

(a) conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

(b) take any action that would adversely affect or delay its ability to timely perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(c) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in violation of any provision of this Agreement;

(d) amend its certificate of incorporation or bylaws or similar governing documents of any of the Bogota Subsidiaries in a manner that would adversely affect the benefits of the Merger to the GSL’s depositors or that would impede Bogota’s ability to consummate the transactions contemplated by this Agreement; or

(e) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.2.

4.3 Absence of Control.

It is the mutual intent of the parties that (a) Bogota shall not by reason of this Agreement be deemed to control, directly or indirectly, GSL or to exercise, directly or indirectly, a controlling influence over the management or policies of GSL and (b) GSL shall not by reason of this Agreement be deemed to control, directly or indirectly, Bogota or to exercise, directly or indirectly, a controlling influence over the management or policies of Bogota or any of its Subsidiaries.

ARTICLE V

Covenants

5.1 Acquisition Proposals.

(a) From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, except as permitted by this Agreement, GSL shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it, to directly or indirectly (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any information or data regarding GSL to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal; (iii) participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Bogota), regarding an Acquisition Proposal (other than a response to any solicitation advising the soliciting person that GSL is subject to the restrictions set forth in this sentence); (iv) approve, endorse or recommend any Acquisition Proposal; (v) release any person from, waive any provisions of, fail to use its reasonable best efforts to enforce any confidentiality agreement or standstill agreement to which GSL is a party; or (vi) enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of GSL or any investment banker, financial advisor, attorney, accountant or other representative retained by GSL shall be deemed to be a breach of this Section 5.1 by GSL.

(b) Prior to the adoption and approval of this Agreement, if required, by GSL’s depositors at a meeting of the depositors of GSL (or in the absence of such depositor approval by the date all required regulatory approvals have been obtained), Section 5.1(a) shall not prohibit GSL from furnishing non-public information regarding GSL to, or entering into discussions with, any person in response to a bona fide unsolicited written Acquisition Proposal that is submitted to GSL by such person (and not withdrawn) if (i) GSL’s Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its financial advisors, that the Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, (ii) GSL has not breached any of the covenants set forth in this Section 5.1, (iii) GSL’s Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and financial advisors, that such action is required in order for the Board of Directors to comply with its fiduciary obligations under applicable Law, and (iv) at least two (2) Business Days prior to furnishing any non-public information to, or entering into discussions with, such person, GSL gives Bogota Financial written notice of the identity of such person and of GSL’s intention to furnish non-public information to, or enter into discussions with, such person and GSL receives from such person an executed confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between Bogota and GSL.

(c) GSL will notify Bogota Financial orally within two (2) calendar days and in writing within three (3) calendar days of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to Bogota Financial any written materials received by GSL in connection therewith. GSL will keep Bogota Financial informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof.

(d) GSL will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing. GSL shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it is a party.

5.2 Advise of Changes.

Prior to the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has Knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.3 Access and Information.

(a) Upon reasonable notice, GSL shall afford Bogota and Bogota’s representatives (including, without limitation, directors, officers and employees and its affiliates and counsel, accountants and other professionals retained by the other entity) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and, subject to the requirements of independent auditors, work papers of independent auditors), contracts, properties, personnel and to such other information as Bogota may reasonably request, other than (i) board and committee minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter GSL reasonably determines should be treated as confidential or which contain confidential supervisory information and (ii) information where such access or disclosure, in GSL’s reasonable judgment, would result in the waiver by it of the privilege protecting communications between it and any of its counsel, or with regard to which disclosure to Bogota is prohibited by law or regulation; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by GSL or Bogota in this Agreement. GSL shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other Person. Bogota shall use commercially reasonable efforts to minimize any interference with GSL’s regular business operations during any such access to GSL’s employees, property, books and records.

(b) From the date hereof until the Effective Time of the Merger, GSL shall promptly provide to Bogota (i) unless prohibited by law or regulation, a copy of each report, schedule and other document filed with, or received by it from, a Governmental Entity, (ii) a copy of any materials furnished to its Board of Directors, except for the information described in clauses (i) and (ii) of Section 5.3(a), (iii) a copy of each press release made available to the public and (iv) any other information concerning its business, properties and personnel as Bogota may reasonably request. Notwithstanding the foregoing, GSL shall not be required to provide access to or to disclose information where such access or disclosure would violate the rights of GSL’s customers, jeopardize the attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

(c) GSL or Bogota will not, and will cause its representatives not to, use any information and documents obtained in the course of the consideration of the consummation of the transactions contemplated by this Agreement, including any information and documents obtained pursuant to this Section 5.3, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All information and documents obtained pursuant to this Section 5.3 shall be held in confidence to the extent required by, and in accordance with, the provisions of confidentiality set forth in a letter agreement, dated January 21, 2026, between Bogota and GSL.

(d) GSL shall give notice to a designee of Bogota and shall invite such person to attend all regular and special meetings of the Board of Directors of GSL. Section 5.3(d) of GSL’s Disclosure Letter sets forth the regularly scheduled meetings of the Board of Directors of GSL to be held for the remainder of 2026, which disclosure is hereby deemed to constitute notice of and an invitation to Bogota’s designee to attend such meetings. Such designee shall have no right to vote and shall not attend sessions of the Board of Directors during which there is discussed (i) matters involving this Agreement; (ii) any other matter where the presence of such designee would or might adversely affect the confidential nature of or any privilege relating to the matters being discussed; (iii) confidential supervisory information; or (iv) matters involving an Acquisition Proposal.

(e) From and after the date hereof, representatives of Bogota Savings Bank and GSL shall meet on a regular basis to discuss and plan for the conversion of GSL’s data processing and related electronic informational systems to those used by Bogota Savings Bank with the goal of conducting such conversion simultaneously with, or as soon as is reasonably practicable following, the consummation of the Merger.

(f) Within ten (10) Business Days after the end of each calendar month, GSL will provide Bogota an updated list of Loans described in Section 3.2(s)(v).

(g) As soon as reasonably practicable after the date hereof, GSL will have Fontanella Associates LLC prepare, and GSL will provide to Bogota, audited statements of financial condition as of December 31, 2025 and related statements of operations and comprehensive income, changes in equity and cash flows for the period ended December 31, 2025, together with notes. Through the Closing Date, GSL shall continue to prepare and provide to Bogota unaudited statements of operations for each interim quarterly period following the period ended December 31, 2025. As of their respective dates, the foregoing financial statements shall be prepared in accordance with GAAP. The books and records of GSL shall be maintained in all material respects, in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

5.4 Applications; Consents.

(a) Bogota and GSL shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof, all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. Bogota and GSL shall furnish each other with all information concerning themselves, and any of their directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of GSL or Bogota to any Governmental Entity in connection with the transactions contemplated by this Agreement. Bogota and GSL shall have the right to review in advance, and to the extent practicable each will consult with the other on, all information relating to it that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a), including, prior to their submission to any Governmental Entity, the final form of any such filing or written materials.

(b) As soon as practicable after the date hereof, each of the parties hereto shall use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

5.5 Anti-takeover Provisions.

GSL shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Bogota, the Agreement and the transactions contemplated hereby from any provisions of an anti-takeover nature in the certificate of incorporation and bylaws of GSL, and the provisions of any applicable federal or state anti-takeover laws.

5.6 Additional Agreements.

Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

5.7 Publicity.

The initial press release announcing this Agreement shall be a joint press release. Thereafter the parties hereto shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement and in making any filings with any Governmental Entity; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary in order to satisfy such party’s disclosure obligations imposed by law.

5.8 GSL Depositors Meeting.

If required by any Government Regulator, GSL will submit to its depositors this Agreement and any other matters required to be approved or adopted by depositors in order to carry out the intentions of this Agreement. In furtherance of that obligation, GSL will take, in accordance with applicable law and its certificate of incorporation and bylaws, all actions necessary to call, give notice of, and use its reasonable best efforts to convene and hold a meeting of GSL’s depositors (the “GSL Depositors Meeting”) as promptly as practicable to consider and vote on approval and adoption of this Agreement and the transactions provided for in this Agreement. GSL’s Board will use all reasonable best efforts to obtain from GSL’s depositors a vote approving and adopting this Agreement. Except as provided in this Agreement, (i) GSL’s Board will recommend to its depositors that they vote in favor of the approval and adoption of this Agreement, (ii) the proxy statement GSL distributes to its depositors shall include a statement to the effect that GSL’s Board of Directors has recommended that its depositors vote in favor of the approval and adoption of this Agreement, and (iii) neither GSL’s Board of Directors nor any committee thereof shall withdraw, amend, modify or propose or resolve to withdraw, amend or modify, in a manner adverse to Bogota, the recommendation of GSL’s Board of Directors that its depositors vote in favor of approval and adoption of this Agreement or make any statement in connection with the GSL Depositors Meeting inconsistent with such recommendation. Notwithstanding the foregoing, if GSL’s Board of Directors, after consultation with and having considered the advice of counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting the Agreement to depositors at the GSL Depositors Meeting it may submit the Agreement without recommendation or an adverse recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation or an adverse recommendation to the depositors in the proxy statement distributed to its depositors or an appropriate amendment or supplement thereto to the extent required by law; provided that prior to submitting the Agreement without recommendation or an adverse recommendation, GSL shall have complied in all material respects with Section 5.1, including having given Bogota Financial written notice promptly (and in any event within forty-eight (48) hours) advising it of the decision of GSL’s Board of Directors to take such action and, if the decision relates to an Acquisition Proposal, having given Bogota Financial the material terms and conditions of the Acquisition Proposal or inquiry, including the identity of the Person making any such Acquisition Proposal; and provided, further, that if the decision relates to an Acquisition Proposal: (i) GSL shall have given Bogota three (3) Business Days after delivery of such notice to Bogota Financial to propose revisions to the terms of this Agreement (or make another proposal) and if Bogota proposes to revise the terms of this Agreement, GSL shall have negotiated in good faith with Bogota with respect to such proposed revisions or other proposal; and (ii) GSL’s Board of Directors shall have determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Bogota, if any, that such Acquisition Proposal constitutes a Superior Proposal. If GSL’s Board of Directors does not make the determination that such Acquisition Proposal constitutes a Superior Proposal and thereafter determines not to withdraw, modify or change its recommendation that the depositors of GSL approve this Agreement in connection with a new Acquisition Proposal, the procedures referred to above shall apply anew and shall also apply to any subsequent withdrawal, modification or change. In the event of any material revisions to the Acquisition Proposal that result in terms that are less favorable to GSL, GSL shall be required to deliver a new written notice to Bogota Financial and to again comply with the requirements of this Section 5.8 with respect to such new written notice, except that the three Business Day period referred to above shall be reduced to two (2) Business Days.

5.9 GSL Proxy Statement.

If required by any Government Regulator, as promptly as reasonably practicable following the date hereof, GSL shall prepare and file with the applicable Government Regulator a proxy statement and related materials relating to the matters to be submitted to the depositors of GSL at the GSL Depositors Meeting (such proxy statement and related materials and any amendments or supplements thereto being individually and collectively referred to as the “GSL Proxy Statement”). Upon request, Bogota will furnish to GSL the information required to be included in the GSL Proxy Statement with respect to its business and affairs and shall have the right to review and consult with GSL on the form of, and any characterizations of such information included in, the GSL Proxy Statement prior to its being filed with the applicable Government Regulator. GSL shall use reasonable best efforts to have the GSL Proxy Statement cleared for use by the applicable Government Regulator and to have the GSL Proxy Statement mailed to GSL’s depositors as promptly as practicable thereafter. GSL will advise Bogota, promptly after it receives notice thereof, of the time when the GSL Proxy Statement has been cleared for use by the applicable Government Regulator or any request by the applicable Government Regulator for amendment of the GSL Proxy Statement. If at any time prior to the date of the GSL Depositor Meeting any information relating to GSL or Bogota or any of their respective affiliates, officers or directors, should be discovered by GSL or Bogota that should be set forth in an amendment or supplement to the GSL Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the applicable Government Regulator and disseminated to GSL’s depositors.

5.10 Notification of Certain Matters.

Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and any Subsidiary taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in, a Material Adverse Effect. Each of the parties hereto shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.11 Employee Benefits Matters.

(a) Unless otherwise agreed to between Bogota and any GSL employee, all employees of GSL immediately prior to the Effective Time whose employment is not specifically terminated at or prior to the Effective Time (in each case, a “GSL Continuing Employee”) shall, at the Effective Time, become employees of Bogota Savings Bank (i) at a rate of base pay at least equal to such employee’s rate of base pay as of January 1, 2026; and (ii) will be provided with employee benefits and compensation opportunities that are generally made available to similarly situated employees of Bogota or its Subsidiaries under the terms and conditions of the respective plans and arrangements. Notwithstanding any other provision of this Section 5.11, in no event shall any of GSL’s employees be officers of Bogota, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of Bogota. All GSL Continuing Employees, except as otherwise agreed to between Bogota and any such GSL employee, shall be employed at the will of Bogota Savings Bank and no contractual right to employment shall inure to such employees because of this Agreement.

(b) To the extent permissible by applicable regulations and subject to any required approvals or non-objections of Governmental Regulators, any non-contract employee of GSL (i) who is age sixty-five (65) or over at the Effective Time and decides to voluntarily retire as of the Effective Time, or (ii) whose employment is terminated by Bogota on or within six (6) months following the Effective Time (other than for “cause” (as defined below)) will receive severance pay equal to two (2) weeks of “base pay” (as defined below) for each year of service with GSL and/or Bogota, with a minimum of six (6) weeks and a maximum of forty-two (42) weeks of base pay. For purposes of this provision, the term “base pay” means (i) with respect to a salaried employee, the employee’s annual base salary before any pre-tax deductions, and (ii) with respect to an hourly employee, except as set forth in Section 5.11(b) of GSL’s Disclosure Letter, the employee’s hourly rate for the total scheduled hours (prorated, as appropriate) before any pre-tax deductions for the twelve full calendar months preceding the later of the month in which the Effective Time occurs or their date of termination, excluding any overtime pay. Also, for purposes of this provision, the term “cause” means termination because of material neglect of or material refusal to perform, other than as a result of sickness, accident or similar cause beyond an employee’s reasonable control, any duty or responsibility as an employee of Bogota Savings Bank; dishonesty with respect to Bogota Savings Bank or the commission of any crime (other than minor traffic violations); or any material misconduct or material neglect of duties by the employee in connection with the business or affairs of Bogota Savings Bank. The foregoing definition of “cause” is in no way intended to limit or qualify the right of GSL or Bogota Savings Bank to terminate any person’s employment for any reason. Employees receiving severance payments will be required to execute appropriate release of claims documents as of their last day of employment. Bogota shall not have any obligation to provide any separation payment, to any GSL employee or GSL Continuing Employees whose termination of employment occurs due to death, disability, resignation (except as provided herein) or discharge for cause, or who are entitled to severance benefits or the equivalent thereof under the terms of an individual contract with GSL or Bogota. In order to be eligible for payment under this Section 5.11(b), such employee must remain employed by GSL or Bogota Savings Bank, as applicable, with reasonably acceptable performance of their duties through the Effective Time, or if requested by Bogota, until the earlier to occur of (i) conversion of all GSL’s systems to Bogota Savings Bank’s systems or (ii) six (6) months after the Effective Time.

(c) As of the Effective Time of the Merger, Bogota Savings Bank shall make available employer-provided health and other employee welfare benefit plans to each GSL Continuing Employee on the same basis as it provides such coverage to Bogota Savings Bank employees. GSL Continuing Employees shall receive credit for service with GSL under any existing or new Bogota Savings Bank health plan in which such employees or their dependents would be eligible to enroll and for purposes of determining eligibility and vesting, as permitted under the respective plans and applicable Law. Such service shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements, and evidence of insurability requirements. GSL Continuing Employees who become covered under a Bogota Savings Bank health plan shall be required to satisfy the deductible limitations of the Bogota Savings Bank health plan for the plan year in which coverage commences, with offset for deductibles satisfied under the GSL health plan and Bogota shall use its reasonable best efforts to ensure that GSL Continuing Employees are not subject to any preexisting condition under such plans. Unless a GSL Continuing Employee affirmatively terminates coverage under a GSL health plan prior to the time that such GSL Continuing Employee becomes eligible to participate in a Bogota Savings Bank health plan, no coverage of any of GSL Continuing Employees or their dependents shall terminate under any other GSL health plans prior to the time such GSL Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Bogota Savings Bank and their dependents. In the event of a termination or consolidation of any health plan of GSL, terminated employees of GSL and qualified beneficiaries will have the right to continued coverage under group health plans of Bogota Savings Bank in accordance with COBRA.

(d) Each GSL Continuing Employee shall be eligible to participate in the Bogota ESOP and Bogota Savings Bank 401(k) Savings Plan and any equity compensation or other incentive compensation plan now or hereafter established and maintained by Bogota on the same terms and conditions as apply to Bogota employees generally, with credit for prior service with GSL for purposes of eligibility and vesting, as permitted under the respective plans and applicable Law.

(e) Bogota has entered into an employment agreement with Frank R. Giancola in the form set forth in Schedule 5.11(e) of Bogota’s Disclosure Letter, signed and dated by the parties on the same date as this Agreement is executed, to be effective as of the Effective Time. In addition, Bogota has entered into a consulting agreement with Lady Y. Solano in the form set forth in Schedule 5.11(e) of Bogota’s Disclosure Letter, signed and dated by the parties on the same date as this agreement is executed, to be effective as of the Effective Time.

(f) To the extent permissible by applicable regulations and subject to any required approvals or non-objections of Governmental Regulators, Bogota shall honor all obligations under any employment, severance and change in control agreement to which GSL is a party as set forth in Schedule 5.11(f) of GSL’s Disclosure Letter. Except as otherwise provided herein, or as mutually agreed to by Bogota and GSL in writing, Bogota shall assume and honor all GSL Employee Plans in accordance with their terms, including terms and conditions for the termination thereof; provided, however, that if any of the individuals who are a party to any of such agreements, whether or not retained as an employee of Bogota following the Effective Time, to the extent the full amount of the contractual benefits provided thereby are not provided by GSL as of the Effective Time, then Bogota may provide to such individual(s) as of the Effective Time, subject to the receipt of any required prior approval or non-objection of Government Regulators with respect to the provision of any payments, indemnification or other benefits pursuant thereto, the severance and related benefits not paid by GSL required by such agreements upon a termination of employment in connection with or following a change in control, with the continuation of insurance coverages to be provided by Bogota in accordance with the terms of such agreements. Bogota acknowledges and agrees that the Merger will constitute a “change in control” of GSL for all purposes with respect to such agreements. For the avoidance of doubt, the payments provided for by this subsection (f) shall be in lieu of any other severance payments so as to avoid any duplication of benefits.

(g) Unless requested otherwise in writing by Bogota at least sixty (60) days prior to the Effective Date, GSL shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, contingent on the Closing and effective as of no later than the day before the Effective Date, any GSL Employee Plan that is intended to constitute a tax-qualified defined contribution plan under Internal Revenue Code Section 401(k) (the “GSL 401(k) Plan”) and, if requested by Bogota at least sixty (60) days prior to the Effective Date, any other GSL Employee Plan listed on Schedule 3.2(o) of GSL’s Disclosure Letter. GSL shall provide Bogota with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of such GSL Employee Plans in advance and give Bogota a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Effective

Date, GSL shall provide Bogota with the final documentation evidencing that the applicable plans have been terminated. Bogota shall use commercially reasonable efforts to accept rollovers of participant accounts from the GSL 401(k) Plan, subject to the terms of the Bogota Savings Bank 401(k) Savings Plan; provided, that in no event shall the plan sponsored by Bogota be required to accept after-tax employee amounts, Roth amounts or participant loans. Bogota shall adopt any resolutions and amendments reasonably necessary to ensure that for the purposes of determining eligibility and vesting under the Bogota Savings Bank 401(k) Savings Plan, the service of the GSL Continuing Employees with a GSL prior to the Effective Time shall be treated as service with Bogota.

(h) Notwithstanding anything to the contrary contained herein, pursuant to terms and conditions mutually agreed to by GSL and Bogota, GSL may pay cash retention bonuses to employees of GSL, and in connection therewith enter into retention bonus agreements with such employees, who are selected by the president and chief executive officer of GSL with the prior approval of Bogota, such approval not to be unreasonably withheld, in order to help retain key employees (who are not otherwise covered by an employment or similar contract) through the Effective Time and, to the extent deemed necessary and appropriate by Bogota, for a specified period thereafter, provided that the aggregate amount of such retention bonuses shall not exceed the amount set forth in Section 5.11(h) of GSL’s Disclosure Letter except as may be mutually agreed to by GSL and Bogota. The amounts paid to employees of GSL pursuant to the provisions of this Section 5.11(h) are not in lieu of amounts that may be due such employees pursuant to the provisions of Section 5.11(b).

(i) This Agreement is an agreement solely between GSL and Bogota. Except for the indemnification rights provided in Section 5.12, nothing in this Agreement, including this Section 5.11, whether express or implied, confers upon any GSL employees, employees of Bogota and its Subsidiaries or any other Person, any rights or remedies, including: (i) any right to employment or recall, (ii) any right to continued employment for any specified period, or (iii) any right to any particular compensation, benefit or aggregate of benefits, or any other term or condition of employment, of any kind or nature whatsoever.

5.12 Indemnification.

(a) From and after the Effective Time, through the sixth anniversary of the Effective Time, Bogota Savings Bank agrees to indemnify and hold harmless each of the current and former directors, officers and employees of GSL (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of GSL or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to GSL’s certificate of incorporation and bylaws or applicable regulations as in effect on the date of this Agreement and as permitted by applicable law, and Bogota Savings Bank shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification.

(b) Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any such action, suit, proceeding or investigation described above, shall promptly notify Bogota Savings Bank thereof. Any failure to so notify shall not affect the obligations of Bogota under Section 5.12(a) unless and to the extent that Bogota Savings Bank is actually prejudiced as a result of such failure. In the defense of any claim for indemnification covered by Section 5.12(a), Bogota shall have the right to direct the defense of such action and retain counsel of its choice; provided, however, that, notwithstanding the foregoing, the Indemnified Parties as a group may retain a single law firm to represent them with respect to each matter under this Section 5.12 if there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of Bogota and the Indemnified Parties (the Indemnified Parties may also retain more than one law firm if there is, under applicable standards of professional conduct, a conflict of any significant issues between the positions of two or more Indemnified Parties). Nothing contained in this Section 5.12 or any other provision of this Agreement shall limit any right to indemnification which any current or former director, officer or employee of GSL may have under applicable law or regulation or GSL’s certificate of incorporation or bylaws, in each case as in effect on the date hereof. Bogota agrees to honor such provisions and documents in accordance with their terms.

(c) For a period of six (6) years from the Effective Time, Bogota Savings Bank shall maintain GSL’s current directors’ and officers’ liability insurance covering each person currently covered by GSL’s directors’ and officers’ liability insurance policy with respect to claims against such persons arising from facts or events occurring at or prior to the Effective Time; provided, however, that in no event shall Bogota Savings Bank be required to expend, in the aggregate, pursuant to this Section 5.12(c), more than 250% of the annual premiums currently paid by GSL for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, Bogota Savings Bank shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount and provided further that Bogota may (i) require GSL to obtain an extended reporting period endorsement under GSL’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount are no less favorable in any material respect to such persons than GSL’s existing insurance policies as of the date hereof.

(d) In the event Bogota Savings Bank or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Bogota Savings Bank assume the obligations set forth in this Section 5.12.

(e) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

5.13 New Officer.

The Boards of Directors of Bogota shall take all action necessary to appoint Frank R. Giancola as Executive Vice President and Chief Operating Officer of Bogota Savings Bank, effective as of the Effective Time.

5.14 Advisory Board.

Bogota Savings Bank shall maintain for such period (Bogota Savings Bank agrees to request approval for a five (5) year period) following the Effective Date as shall be approved by the applicable Government Regulator, a divisional advisory board to advise Bogota Savings Bank on operations following the Merger. Each non-employee director of GSL as of the date of this Agreement shall be invited to serve on the advisory board. Subject to regulatory approval, each advisory director will receive cash compensation for service on, and attendance at, advisory board meetings equal to the amount of board fees, as of January 1, 2026, paid annually by GSL to its non-employee directors as set forth in Schedule 5.14 of GSL’s Disclosure Letter.

5.15 Branches.

Other than as provided in Schedule 4.1(d) of GSL’s Disclosure Letter, it is expected that there will be no Bogota Savings Bank or GSL branch closings or relocations or consolidations of existing branches as part of the Merger.

5.16 Updated Disclosure Letters.

On a date fifteen (15) Business Days prior to the Effective Time and on the Effective Time, GSL and Bogota, respectively, will modify any Disclosure Letter to this Agreement or add any Disclosure Letter for the purpose of making the representations and warranties to which any such Disclosure Letter relates true and correct in all material respects as of such date, whether to correct any misstatement or omission in any Disclosure Letter or to reflect any additional information obtained by GSL or Bogota, as the case may be, subsequent to the date any Disclosure Letter was previously delivered by GSL to Bogota or by Bogota to GSL. Notwithstanding the foregoing, any updated Disclosure Letter will not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects for purposes of Section 6.2(a).

ARTICLE VI

Conditions to Consummation

6.1 Conditions to Each Party’s Obligations.

The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a) GSL Depositor Approval. If required by any Government Regulator, this Agreement shall have been approved by the requisite vote of GSL’s depositors in accordance with applicable laws and regulations or as directed by the applicable Government Regulator.

(b) Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired.

(c) No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger and no Governmental Entity shall have instituted any proceeding to enjoin or prohibit the consummation of the Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

(d) Third Party Consents. The parties hereto shall have obtained the consent or approval of each person (in addition to the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, (i) have a Material Adverse Effect on Bogota (after giving effect to the consummation of the transactions contemplated hereby) or (ii) materially impair the ability of either party to consummate the transactions contemplated by this Agreement.

6.2 Conditions to the Obligations of Bogota.

The obligations of Bogota to effect the Merger or other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Bogota:

(a) GSL’s Representations and Warranties. Each of the representations and warranties of GSL set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of GSL set forth in this Agreement that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, does not have, and is not reasonably likely to have, a Material Adverse Effect on GSL, considered as a whole, in each case, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date).

(b) Performance of GSL’s Obligations. GSL shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. Bogota shall have received a certificate signed by the chief executive officer and the chief financial officer of GSL to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d) Good Standing and Other Certificates. Bogota shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of GSL and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as Bogota may reasonably require.

(e) Burdensome Condition. None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain any non-standard condition or requirement that would so materially and adversely impact the economic or business benefits to Bogota or the transactions contemplated hereby that, had such condition or requirement been known, Bogota would not, in its reasonable judgment after consultation with GSL, have entered into this Agreement.

6.3 Conditions to the Obligations of GSL.

The obligations of GSL to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by GSL:

(a) Bogota Representations and Warranties. Each of the representations and warranties of the MHC, Bogota Financial and Bogota Savings Bank set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of the MHC, Bogota Financial and Bogota Savings Bank set forth in this Agreement that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, does not have, and is not reasonably likely to have, a Material Adverse Effect on Bogota considered as a whole, in each case, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date).

(b) Performance of the MHC, Bogota Financial and Bogota Savings Bank’s Obligations. The MHC, Bogota Financial and Bogota Savings Bank shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Effective Time of the Merger.

(c) Officers’ Certificate. GSL shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of each of the MHC, Bogota Financial and Bogota Savings Bank to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d) Good Standing and Other Certificates. GSL shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of Bogota and its Subsidiaries and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as GSL may reasonably require.

ARTICLE VII

Termination

7.1 Termination.

This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any required depositor approval:

(a) Mutual Consent. By the mutual written consent of the MHC, Bogota Financial, Bogota Savings Bank and GSL; or

(b) No GSL Depositor Approval. By Bogota or GSL, in the event of the failure of GSL’s depositors to approve the Agreement at the GSL Depositors Meeting, provided, however, that no party hereto shall be entitled to terminate the Agreement pursuant to this clause if the GSL depositors’ vote is not required and that GSL shall only be entitled to terminate the Agreement pursuant to this clause if a GSL depositors’ vote is required and GSL has complied in all material respects with its obligations under Section 5.8; or

(c) No Regulatory Approval. By either Bogota or GSL, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable (for purposes of this Section 7.1(c), a “burdensome condition” under Section 6.2(e) shall qualify as a final and non-appealable denial) or (ii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

(d) Delay. By either Bogota or GSL, in the event the Merger shall not have occurred by March 31, 2027, unless the failure to so consummate by such date is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

(e) Material Breach of Representation, Warranty or Failure to Perform Covenant. By either Bogota or GSL (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty; or

(f) Failure of GSL to Recommend Approval. By Bogota, if a GSL depositor vote is required, if: (i) the Board of Directors of GSL does not publicly recommend in any proxy statement utilized in connection with the transactions contemplated by this Agreement, the approval and adoption of this Agreement or (ii) after making such recommendation in any such proxy statement, the Board of Directors of GSL withdraws, qualifies or revises (adverse to Bogota) such recommendation or takes any action in any respect materially adverse to Bogota; or

(g) Superior Proposal. By GSL, (i) if the Board of Directors of GSL authorizes GSL to enter into an agreement with respect to an Acquisition Transaction that the Board of Directors of GSL has determined is a Superior Proposal and (ii) GSL has not materially breached its obligations under Sections 5.1 and 5.8.

7.2 Termination Fees.

(a) If this Agreement is validly terminated by GSL pursuant to Section 7.1(e) hereof as a result of Bogota’s willful or intentional breach, in any material respect, of its representations or warranties or as a result of Bogota’s willful or intentional failure to perform, in any material respect, any of its covenants or other agreements contained in this Agreement, Bogota shall reimburse GSL for its reasonable and documented expenses incurred in connection with the Agreement and the transactions contemplated thereby not to exceed $400,000.

(b) If this Agreement is validly terminated (i) by Bogota pursuant to Section 7.1(e) hereof as a result of GSL’s willful or intentional breach, in any material respect, of its representations or warranties or as a result of GSL’s willful or intentional failure to perform, in any material respect, any of its covenants or other agreements contained in this Agreement or (ii) by GSL pursuant to Section 7.1(g) hereof, GSL shall reimburse Bogota for its reasonable and documented expenses incurred in connection with the Agreement and the transactions contemplated thereby not to exceed $400,000.

(c) If after the date of this Agreement and prior to the termination of this Agreement a bona fide Acquisition Proposal shall have been made known to senior management of GSL or has been made directly to its depositors generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to GSL and (i) thereafter this Agreement is terminated by either Bogota or GSL pursuant to Section 7.1(d) or Bogota pursuant to Section 7.1(f), and (ii) prior to the date that is twelve months after the date of such termination, GSL enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then GSL shall pay Bogota a termination fee of $750,000 as agreed upon liquidated damages.

7.3 Effect of Termination.

In the event of termination of this Agreement by either Bogota or GSL as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.3(c), 7.2 and 8.6, shall survive any termination of this Agreement.

ARTICLE VIII

Certain Other Matters

8.1 Interpretation.

When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

8.2 Survival.

Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Sections 5.3(c), 5.11(b), 5.11(e), 5.12, 5.14, 7.2 and 8.6 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

8.3 Waiver; Amendment.

Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto.

8.4 Counterparts.

This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

8.5 Governing Law.

THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF MARYLAND WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE ANCILLARY DOCUMENTS, AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREBY AND THEREBY, EXCEPT FOR MATTERS RELATED TO THE FIDUCIARY DUTIES OF THE BOARD OF TRUSTEES OF THE MHC, THE BOARD OF DIRECTORS OF BOGOTA SAVINGS BANK, AND THE BOARD OF DIRECTORS OF GSL, EACH OF WHICH SHALL BE SUBJECT TO THE LAWS OF THE STATE OF NEW JERSEY.

8.6 Expenses.

Except as set forth herein, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. In the event that this Agreement is terminated pursuant to Sections 7.1(a), 7.1(b), 7.1(c), 7.1(d) or 7.1(e) (if GSL terminates pursuant to such section), Bogota shall reimburse GSL for the fees and expenses incurring in conducting the Independent Appraisal.

8.7 Notices.

All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), by email, by registered or certified mail (return receipt requested) or by commercial overnight delivery service, or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the MHC, Bogota Financial and Bogota Savings Bank, to:

Bogota Savings Bank

819 Teaneck Road

Teaneck, New Jersey 07666

Attention: Kevin Pace, President and Chief Executive Officer

Email: kpace@bogotasavingsbank.com

With copies to:

Luse Gorman, PC

5335 Wisconsin Avenue, NW, Suite 780

Washington, DC 20015

Attention: Kent M. Krudys, Esq.

Scott A. Brown, Esq.

Email: kkrudys@luselaw.com

 sbrown@luselaw.com

If to GSL, to:

GSL Savings Bank

6823 Bergenline Avenue

Guttenberg, New Jersey 07093

Attention: Frank R. Giancola, President and Chief

Executive Officer

Email: fgiancola@gslsavingsbank.com

With copies to:

Silver, Freedman, Taff & Tiernan LLP

3299 K Street, N.W. Suite 100

Washington, DC 20007

Attention: Philip R. Bevan, Esq.

   Martin L. Meyrowitz, Esq.

Email: rbeva@sfttlaw.com

mey@sfttlaw.com

8.8 Entire Agreement; etc.

This Agreement, together with the Disclosure Letters and the confidentiality agreement dated January 21, 2026, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Sections 5.11(b), 5.11(c), 5.11(h), 5.12, 5.13 and 5.14, which confer rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

8.9 Successors and Assigns; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party hereto without the written consent of the other parties.

8.10 Delivery by Facsimile or Electronic Transmission.

This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

8.11 Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated, and the parties will negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

8.12 No Presumption Against Drafting Party.

Each of Bogota and GSL acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

8.13 Confidential Supervisory Information.

No disclosure, representation, warranty, covenant or other agreement or provision contained in this Agreement shall be deemed to contemplate or require the disclosure of “confidential supervisory information,” as such term is defined in the regulations of any applicable Governmental Authority.

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In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

Bogota Financial, MHC

By:	/s/ Kevin Pace
Kevin Pace
President and Chief Executive Officer

Bogota Financial Corp.

By:	/s/ Kevin Pace
Kevin Pace
President and Chief Executive Officer

Bogota Savings Bank

By:	/s/ Kevin Pace
Kevin Pace
President and Chief Executive Officer

GSL Savings Bank

By:	/s/ Frank R. Giancola
Frank R. Giancola
President and Chief Executive Officer